UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 20, 2005

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 300 Brisbane, California		94005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 20, 2005, Cellegy Pharmaceuticals, Inc. received notification from The Nasdaq Stock Market that the company has regained compliance with the standards for continued listing of its common stock on the Nasdaq National Market under Marketplace Rule 4450(b)(1)(A), which requires a minimum aggregate market value of the common stock of at least $50 million.  As a result, the common stock will continue to be listed and trade on the Nasdaq National Market.

As Cellegy previously disclosed in a Report on Form 8-K, on April 13, 2005, the Company received a letter from The Nasdaq Stock Market indicating that for ten consecutive trading days before the date of the letter, the aggregate market value of the common stock had been below $50 million as required for continued inclusion on the Nasdaq National Market by Marketplace Rule 4450(b)(1)(A), and that Cellegy had until May 13, 2005 to regain compliance.  The letter indicated that if, at any time before May 13, 2005, the aggregate market value of Cellegy’s common stock remained at $50 million or more for a minimum of ten consecutive trading days, the Nasdaq staff would determine if Cellegy complied with the relevant listing rules.  From the date of the letter through May 13, 2005, for most days the closing price of the common stock exceeded the price required to satisfy the listing requirement, but not for a period of ten consecutive trading days.  As a result, Cellegy subsequently received a letter from The Nasdaq Stock Market, Inc. notifying Cellegy that the company had not regained compliance with the requirements for continued listing on the Nasdaq National Market and that the common stock would be delisted from the Nasdaq National Market effective May 25, 2005.

However, on May 20, 2005, Nasdaq informed the company that since as of that date the common stock had traded for ten consecutive days above the required market price, the company had regained compliance with the applicable standard for continued listing of the common stock on the Nasdaq National Market.  At this time, there are no further actions required of the company.

Item 8.01  Other events

See the disclosures under Item 3.01 above, which are incorporated by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: May 20, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)

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